EXHIBIT 99.3
First Quarter Fiscal 2017 Earnings Prepared Comments
Ashland released results for the quarter ended December 31, 2016, at approximately 5 p.m. EST today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slide presentation and news release.

We will host a conference call and webcast on Friday, January 27, 2017, at 9 a.m. EST to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results
Our remarks include forward-looking statements, as such term is defined under U.S. securities law.

We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.

Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights
Ashland’s results in the first quarter reflected a solid start to the fiscal year, consistent with our strategic plans. Ashland Specialty Ingredients (ASI) delivered sales, volume and adjusted EBITDA growth driven by new business wins across many consumer and all industrial end markets and by continued discipline in maintaining selling, general and administrative (SG&A) costs. Ashland Performance Materials (APM) earnings for the quarter exceeded our overall expectations due to strong Composites volumes across the globe. Valvoline reported another strong quarter delivering growth in sales, lubricant volume and earnings. For additional information on Valvoline results, please refer to the Valvoline Inc. first-quarter earnings release dated January 26, 2017, and earnings conference call.

Ashland reported a GAAP loss from continuing operations attributable to Ashland of $0.01 per diluted share. Key items during the quarter amounted to $1.17 per diluted share and resulted primarily from costs associated with the early retirement of debt and the Valvoline separation.

After adjusting for key items, earnings per share from continuing operations attributable to Ashland were $1.16 versus $1.41 in the year-ago period. The decline was due to several factors including: 1) lower earnings at APM resulting from lower year-over-year butanediol (BDO) pricing and the impact of a planned catalyst change at the I&S facility in the US; 2.) Valvoline earnings attributable to Ashland’s non-controlling interest; and 3) a higher effective tax rate compared to the year-ago period, reflecting an evolving regional sales mix. These items were partially offset by increased operating income from both ASI and Valvoline as well as fewer diluted shares outstanding when compared to the prior year.

During the first quarter, Ashland, excluding Valvoline, continued to reduce debt by $309 million due to repayments of notes, debentures and loans. As of December 31, excluding Valvoline, Ashland had gross debt of $2.2 billion and $468 million of cash, the majority of which is located overseas.

Slide 4: Consolidated Income Statement
On September 28, 2016, we successfully completed the Valvoline Inc. initial public offering (IPO). Ashland currently owns an approximately 83% controlling interest in Valvoline. Valvoline’s first-quarter results are consolidated into Ashland’s results for the fiscal first quarter. The net income of $11 million, or $0.17 per year-ago diluted share, and adjusted EBITDA of $21 million attributable to Ashland’s non-controlling interest in Valvoline are excluded from both net income attributable to Ashland and from adjusted EBITDA for the quarter, respectively.

Ashland will continue to consolidate Valvoline results using this methodology for each quarter that Ashland maintains a controlling interest in Valvoline as of the last day of the quarter.

Subject to market conditions and other factors, we presently intend to distribute the Valvoline shares we own to Ashland shareholders following the Ashland and Valvoline March-quarter earnings releases in the spring. Once the anticipated distribution occurs, nearly all of Valvoline’s results for all historical periods, including the quarter in which the distribution occurs, will be reclassified into Ashland discontinued operations.

Slide 5: Key Items Affecting Income
In total, five key items had a net unfavorable impact on EPS from continuing operations of $1.17 in the first quarter. These items were as follows:

•	$20 million after-tax costs related to the Valvoline separation;
•	$7 million after-tax gain related to the discontinuation of certain post-employment benefits;
•	$3 million after-tax charge related to a legal reserve;
•	$56 million after-tax costs related to financing charges;
•	$1 million after-tax charge related to a discrete tax adjustment.

The year-ago quarter included three key items with a net unfavorable impact on EPS from continuing operations of $0.03.

Excluding intangible amortization, adjusted EPS would have been $0.22 higher or $1.38 per diluted share.

Slide 6: Adjusted Results Summary

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Slide 7: Ashland Specialty Ingredients – Adjusted Results Summary
Ashland Specialty Ingredients (ASI) First-Quarter Performance Summary
ASI delivered sales growth of 1 percent to $482 million and volume growth of 6 percent during the quarter, driven primarily by broad-based growth within Industrial Specialties and certain key Consumer Specialties end markets. Adjusted EBITDA of $95 million was consistent with the outlook provided at the beginning of the quarter and represents 1 percent growth compared to the prior year. Adjusted EBITDA margin remained consistent at 19.7 percent during ASI’s seasonally slowest quarter.

Consumer Specialties drove growth across our hair care and oral care end markets, while results in the pharma end market were consistent with the strong year-ago quarter. These results were offset primarily by lower volumes within the skin care end market, where ASI continues to proactively reduce its exposure to lower-margin sunscreens. In total, volumes declined 2 percent while sales declined 3 percent, largely due to mix, pricing and foreign currency exchange rates.

Industrial Specialties drove strong gains across all end markets, delivering total year-over-year sales and volume growth of 6 percent and 9 percent, respectively. Solid gains continued in our adhesives, coatings and other specialties end markets. Products sold into construction and energy end markets also returned to growth during the quarter.

Outlook
For fiscal 2017, we continue to expect that ASI will report improved growth and profitability, with adjusted EBITDA in the range of $480-$510 million, which is unchanged from the outlook provided in November. To compensate for the recent unfavorable trends in raw material prices and foreign currency translation, ASI is taking additional action through continued cost discipline and ongoing commercial excellence initiatives such as value-based pricing.

For the fiscal second quarter, sales are expected to be in the range of approximately $530-$545 million. We expect adjusted EBITDA margins to be in the range of 24-25 percent compared to 24 percent in the year-ago quarter.

Slide 8: Ashland Performance Materials – Adjusted Results Summary
Ashland Performance Materials (APM) First-Quarter Performance Summary
APM reported adjusted EBITDA of $21 million for the quarter. While down 43 percent from the year-ago period, these results were better than expected as the team delivered strong Composites volume growth. BDO pricing within the I&S division was consistent with expectations.

Composites volumes rose by 7 percent during the quarter, with growth being driven across all regions of the globe. Prices for key raw materials began to rise during the quarter, resulting in some margin compression. While APM’s commercial team historically has been able to recover the impact of rising raw material prices, there is typically an approximately three-month lag in the timing of the pass-through. Composites sales were consistent with the prior year.

I&S results were well below the prior year due to pricing for BDO and related derivatives which remain below the prior-year period. In addition, the planned catalyst change at the I&S facility in the US, which amounted to $9 million of incremental costs, reduced results for the quarter. In total, I&S volumes declined by 3 percent and sales declined 14 percent reflecting the substantially lower selling prices. However, the company began to see the impact of recent BDO price increases, announced by both Ashland and other global producers, during the first quarter. While derivatives pricing continued to decline throughout the first quarter, prices appear to have stabilized more recently.

Outlook
For the year, we continue to expect APM’s adjusted EBITDA in the range of $95-$105 million, which is consistent with the outlook provided in November.

For the second quarter, we expect APM’s sales to be in the range of $230-$250 million. We expect EBITDA margin to be in the range of approximately 9.5-10.5 percent for the second quarter as BDO and derivatives pricing within I&S remains well below prior-year levels.

Slide 9: Fiscal First Quarter 2017 – Corporate Items
Corporate income
Ashland generated adjusted corporate operating income of $13 million during the first quarter, primarily composed of $18 million of pension and other post-retirement plan related income partially offset by $4 million of environmental expense for divested businesses.

For fiscal 2017, excluding Valvoline, Ashland continues to expect adjusted corporate operating expense of $30-$35 million, composed primarily of environmental expense related to divested businesses. This expense excludes approximately $70 million of pension and other post-retirement plan income from Valvoline. During the second quarter of fiscal 2017, on a consolidated basis which includes Valvoline, we expect corporate operating income in the range of $4-$6 million.

Valvoline segment
For the second quarter of fiscal 2017, Valvoline anticipates adjusted EBITDA from operating segments of $106-$111 million. This excludes $17 million of estimated net pension and other post-retirement benefit income which, when reported with Ashland, is reported under the corporate unallocated and other segment.

Net interest expense
Excluding financing charges, net interest expense totaled $40 million, consistent with the prior-year period.

During the first quarter, Ashland, excluding Valvoline, continued to reduce debt by $309 million due to repayments of notes, debentures and loans. For fiscal 2017, excluding Valvoline, Ashland now expects net interest expense of $120-$130 million, reflecting the lower debt balances. During the second quarter of fiscal 2017, on a consolidated basis which includes Valvoline, we expect net interest expense in the range of $37-$40 million.

Effective tax rate
Excluding key items, the effective tax rate for the quarter was 30 percent. This was slightly above previous expectations and reflects the geographic mix of earnings during the quarter.

Excluding Valvoline, Ashland’s expectation of an adjusted effective tax rate of 10-15 percent remains unchanged. This rate reflects the global composition of Ashland’s chemical businesses. During the second quarter of fiscal 2017, on a consolidated basis which includes Valvoline, we expect an adjusted effective tax rate of approximately 28-29 percent.

Trade working capital
Trade working capital for the quarter was 22.2 percent of sales.

Capital expenditures
Capital expenditures were $43 million during the quarter, compared to $53 million in the prior-year period.

Excluding Valvoline, Ashland’s expectation of capital spending in the range of $205-$215 million during fiscal 2017 remains unchanged as the major expansion projects at the cellulosic facilities in both Hopewell, Virginia, and Nanjing, China, are expected to be completed.

Depreciation and amortization expense
In fiscal 2017, excluding Valvoline, Ashland expects depreciation expense to decline by approximately $24 million when compared to fiscal 2016. This reduction is due to the elimination of step-up depreciation associated with the 2011 ISP acquisition and will only impact the ASI reporting segment.

Operating cash flow
Operating cash flow during the quarter was $12 million compared to $66 million in the prior-year period. The reduction is due primarily to a combination of non-recurring Valvoline separation payments and working capital changes.

Free cash flow
Free cash flow during the quarter was an outflow of $31 million versus an inflow of $13 million in the prior-year period. The reduction is due primarily to a combination of non-recurring Valvoline separation payments and working capital changes.

Excluding Valvoline, Ashland continues to expect free cash flow in the range of $110-$120 million during fiscal 2017. This includes $60-$70 million of one-time separation and severance-related payments.

Liquidity
Ashland’s liquidity position remains very strong. During the quarter, excluding Valvoline, we reduced debt by $309 million. At the quarter end, excluding Valvoline, Ashland had approximately $1.3 billion of available liquidity, including $468 million in cash. The majority of this cash is held outside the US.

Diluted share count
For adjusted EPS purposes, we expect weighted average diluted share count to be approximately 63 million shares for the second fiscal quarter of 2017.

End of Prepared Remarks